Code of Ethics

Background and General Policy
Rule 204A-1 under the Advisers Act requires each registered investment adviser to establish, maintain, and enforce a written code of ethics.

Compliance with Applicable Laws and Code of Conduct

Panagram and its Access Persons must comply with all applicable laws. All questions regarding the Code should be directed to the CCO or CEO. Access Persons must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Panagram to comply with all applicable laws, and (ii) the CCO to discharge her duties under the Manual.

All Access Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers, and fellow Access Persons. Access Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Panagram’s services, and engaging in other professional activities.

Fiduciary Standards

Panagram expects all Access Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Panagram must act in its Clients’ best interests. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Investment Company Rule 17j-1 Code of Ethics

A separate Code of Ethics that is compliant with Rule 17j-1 under the Investment Company Act governs PGRM. Access Persons (as defined below) of Panagram may also be considered Access Persons of any Investment Companies advised by Panagram. The PGRM Rule 38a-1 Regulatory Compliance Manual contains several carve-outs regarding such employees, so that no duplicate reporting or disclosure requirements will be required.

Access Persons (as defined below) of Panagram must not engage in the following prohibited conduct:

1)Employ any device, scheme, or artifice to defraud a fund;
2)Make any untrue statement of a material fact to a fund, or omit to state a material fact necessary in order to make the statements made to a fund, in light of the circumstances under which they are made, not misleading;
3)Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit on a fund; or
4)Engage in any manipulative practice with respect to a fund.

Procedures

Personal Securities Transactions

Access Person trades should be executed in a manner consistent with Panagram’s fiduciary obligations to its Clients; trades should avoid actual improprieties, as well as the appearance of impropriety. Access Persons’ trading activity should not be so excessive as to conflict with the Access Person’s ability to fulfill daily job responsibilities.

Access Persons are prohibited from trading in any Client securities unless through employee co-investments through a special purpose vehicle/employee fund.

Accounts Covered by the Policies and Procedures

Panagram’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Access Persons have any beneficial ownership interest, which typically include accounts held by family members sharing the same household. Such family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts or if the Access Person can rebut the presumption of beneficial ownership over family members’ accounts. Access Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

Panagram requires Access Persons to provide reporting regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•Direct obligations of the Government of the United States;

•Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•Shares issued by money market funds;

•Shares issued by open-end mutual funds unless such fund is advised or underwritten by Panagram or an affiliate;

•Interests in 529 college savings plans; and

•Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act, none of which are advised or underwritten by Panagram or an affiliate.

ETFs and ETNs are Reportable Securities and are subject to the reporting requirements contained in Panagram’s Personal Securities Transactions policy.

Although direct holdings of Bitcoin and Ethereum are not considered Securities (and thus are not Reportable Securities), derivatives of such virtual currencies and other virtual currencies, cryptocurrencies, or digital “coins” or “tokens” may be considered Reportable Securities. If you wish to invest in cryptocurrencies outside of Bitcoin and Ethereum, please consult

Compliance to determine whether reporting is required. Initial Coin Offerings and cryptocurrency ETFs are considered Reportable Securities.

Pre-clearance Procedures

Access Persons must have written clearance for all transactions involving IPOs, private placements, collateralized loan obligations, asset-backed securities, loans, or bonds before completing such transactions. Preclearance must be obtained from Compliance, using the “ComplySci” system. Panagram may reject any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Access Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Access Persons should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of Panagram’s pre-clearance procedures.

In addition to the above, PGRM requires that all purchases and sales of securities issued by PGRM be precleared through ComplySci. Please see the PGRM Rule 38a-1 Regulatory Compliance Manual for additional details regarding Trading Restrictions and “Blackout Periods,” Discouraged and Prohibited Transactions, Limited Disclosure, and Rule 10b5-1 Plans.

All Access Persons must obtain preclearance through ComplySci for all purchases and sales of securities issued by CLOZ. As part of such approval process, Access Persons must certify that they do not have any material non- public information prior to trading. Approvals, which will also be provided in ComplySci, are good for the day given and expire at the close of business on the following business day.

To prevent the appearance of improper conduct by personnel engaging in short-term or speculative securities transactions, Panagram is prohibiting Access Persons from engaging in any of the following activities involving the securities of CLOZ, except with the prior written consent of Compliance: purchasing securities on margin, pledging securities, short-term trading, short sales, buying or selling puts or calls, or hedging. If you purchase CLOZ securities in the open market, you may not sell any of these securities of the same class during the thirty
(30) days following such purchase.

Panagram’s CCO will maintain a “Restricted List” of Securities that Panagram is actively evaluating for purchase or sale in Client accounts or about which Panagram might have received MNPI (see the Insider Trading Policy for additional policies and procedures).

Reporting

Panagram will receive direct feeds of Access Persons’ holdings and trading activity in Reportable Securities through ComplySci. Access Persons are also required to provide certain quarterly and annual reporting described below. A member of the compliance team is responsible for collecting these reports and reviewing them for pre-clearance as required, possible trading of Restricted List names, and other potential issues. The CCO reviews pre-clearance requests from the compliance team member that generally reviews/maintains personal securities transaction reporting. To the extent the CCO conducts any personal transactions in Reportable Securities, the CEO or a designee may review such transactions for compliance with the Personal Securities Transactions policies and procedures. No one may review or approve their own personal trade reporting or pre-clearance requests.

Per Rule 17j-1 under the Investment Company Act, this Code of Ethics requires Access Persons to provide certain information for all quarterly transaction reports, and initial and annual holdings reports, which is captured and stored in the respective certifications within ComplySci.

Quarterly Transaction Reports

Each quarter, Access Persons must confirm all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons must also report any accounts opened during the quarter that hold any Securities. Confirmations regarding Securities transactions and reporting of newly opened accounts containing any Securities must be submitted within 30 days of the end of each calendar quarter using ComplySci. Quarterly reports capture: the transaction date, title, ticker or CUSIP, interest/maturity date, number of shares, principal amount, nature of transaction, price, the name of the broker, and date of report. For any new Accounts opened, Access Persons must report the name of the account, the date the account was established, and the date of the report.

Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be entered manually into ComplySci.

If an Access Person did not have any transactions or account openings to report, this should be indicated using ComplySci within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account2 that holds any Securities (even if none are Reportable Securities), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted (i) on or before February 14 of each year, and (ii) within 10 days of an individual first becoming an Access Person.

Annual reports must be current as of December 31. Initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person. Initial and annual holdings reports must be
2 For the avoidance of doubt, accounts should be reported if they hold Securities or can be used to trade Reportable Securities (e.g., single stocks, corporate bonds, closed-end mutual funds). IRAs should be reported. 401(k) and UTMA accounts should be reported if they hold Securities or have a brokerage account associated with them. If an account cannot trade Reportable Securities, it will be subject to initial disclosure and annual holdings reports but not quarterly transaction reports.